Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MERUELO MADDUX PROPERTIES, INC.

ARTICLE I

The name of the corporation is Meruelo Maddux Properties, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, Delaware. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose for which the Corporation is organized is to conduct any lawful business, and to promote any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

1. Authorized Capital Stock. This Corporation is authorized to issue two (2) classes of shares of stock, designated as “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, par value $0.01 per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, par value $0.01 per share.

2. Designation of Series of Preferred Stock. The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by the DGCL, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and powers of the shares of each such series, including the voting powers thereof, if any, and such relative, participating optional or other rights and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class, as established pursuant to a resolution adopted by the Board of Directors and as provided in the DGCL) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding, as established pursuant to a resolution adopted by the Board of Directors of the Corporation and as provided in the DGCL). In the case the number of shares of any series shall be decreased in accordance with the foregoing sentence, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares in such series.

Any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of any class of the capital stock of the Corporation or any series thereof, and any such new series of Preferred Stock shall have such powers, preferences, privileges and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of any other class of the capital stock of the Corporation, or any future class or series thereof.

3. Authorization of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration as in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Certificate of Incorporation or the bylaws of the Corporation.

ARTICLE V

Subject to the express terms of the Preferred Stock or any series thereof as may be designated by the Board of Directors, the rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are as follows:

1. Dividend Rights. The holders of Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends or distributions as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

3. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote of the stockholders.

4. Redemption. The Common Stock is not redeemable.

ARTICLE VI

Subject to the rights of the holders of one or more classes or series of Preferred Stock as set forth in a Certificate of Designation to elect additional directors under specific circumstances, any vacancy shall be filled by, and only by, a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by a sole remaining director.

ARTICLE VII

The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Certificate of Designation, upon the closing of the Corporation’s initial public offering of the Common Stock pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE X

Unless otherwise required by law and subject to the rights of the holders of any series of Preferred Stock as set forth in a Certificate of Designation, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) a majority of the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the Chief Executive Officer of the Corporation, (iv) the President of the Corporation or (v) the record holder or holders of at least 25% of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

ARTICLE XI

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize further elimination of the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this provision will deprive a director of the benefits of this Article XI with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE XII

1. Right to Indemnification. The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The right to indemnification shall extend to the heirs, executors, administrators and estate of any such director or officer. The right to indemnification provided in this Article XII (i) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; and (ii) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article XII. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws, or enter into one or more agreements with any person, that provide for indemnification greater or otherwise different than that provided in this Article XII or the DGCL, and any such agreement approved by the Board of Directors will be a valid and binding obligation of the Corporation regardless of whether one or more members of the Board of Directors, or all members of the Board of Directors, are parties thereto or to similar agreements. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article XII will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal or adoption, and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any agreement entered into or right granted prior to the effective date of such amendment, repeal or adoption. Notwithstanding anything to the contrary in this Article XII, except as otherwise provided pursuant to any bylaw or agreement, the Corporation shall not indemnify any person seeking indemnification in connection with any action, suit or proceeding initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors.

2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article XII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) reasonably incurred in defending any such action, suit or proceeding in advance of its final disposition (an “Advancement of Expenses” ); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article XII shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

ARTICLE XIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred in this Certificate of Incorporation on the stockholders of the Corporation are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

                    , 2006

By:
Name:
Title:

6